SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 06, 2007

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Dec. 1, 2006, Public Service Company of Colorado (“PSCo”) filed with the Colorado Public Utilities Commission (“CPUC”), a request to increase natural gas rates by $41.5 million, representing an overall increase of 2.96 percent, primarily related to capital investments and rising operating costs.  The request assumes a common equity ratio of 60.17 percent and a return on equity (“ROE”) of 11 percent.  The jurisdictional rate base is approximately $1.1 billion.

On April 6, 2007, the CPUC staff and the Office of Consumer Council (“OCC”) filed answer testimony to Xcel Energy’s requested increase in revenue requirements. The CPUC staff recommended an overall revenue increase of $30.5 million, based on a 10 percent ROE and a 60.17 percent common equity ratio.  The only CPUC staff recommended significant adjustment to PSCo’s request was associated with the ROE request. The CPUC staff also raised policy concerns regarding PSCo’s partial decoupling proposal, but concluded that they neither supported nor opposed decoupling.

The OCC recommended an overall revenue decrease of $4.8 million related to three major adjustments.  First, they recommended an ROE of 9 percent assuming a 60.17 percent common equity ratio. Secondly, they proposed a consolidated income tax adjustment, the effect of which is a revenue requirement decrease of $11.9 million.  Thirdly, they proposed an adjustment to depreciation and amortization expense, resulting in a revenue requirement decrease of $10.5 million.  The OCC also recommended the disallowance of annual incentive compensation costs of $1.2 million, the revision of the weather normalization of test year revenues, the rejection of PSCo’s partial decoupling proposal, and policy changes regarding PSCo’s line extension policy.

Rebuttal and cross-answer testimony is due on May 11, 2007, with hearings beginning on June 4, 2007.  It is anticipated that the CPUC will act on the request such that the rates ultimately approved will become effective in the third quarter of 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

April 12, 2007